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                                                               Exhibit (h)(1)(c)

                                    AMENDMENT

     This AMENDMENT (this "Amendment") amends as of the 1st day of April, 2003 (the "Effective Date"), the Transfer Agency and Services Agreement, dated as of April 1, 1998, between Forward Funds, Inc. (the "Fund") and First Data Investor Services Group, Inc., now known as PFPC Inc., ("PFPC") (the "Agreement").

     For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Fund and PFPC hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. All references to "First Data Investor Services Group, Inc." and "Investor Services Group" are hereby deleted and replaced with "PFPC Inc." and "PFPC" respectively.

2. Section 3.1(c) is amended by replacing the phrase "Schedule B for the fees also identified in Schedule B" with the phrase "writing between the parties for the fees also set forth in writing between the parties".

3.   Article 3 is amended by adding the following new Section 3.6:

     "3.6 Proxy Advantage. The Fund hereby engages PFPC as its exclusive proxy solicitation service provider with respect to those items and for such fees as may be agreed upon in writing from time to time between the parties"

4. Article 6 is hereby deleted in its entirety and replaced with the following revised Article 6:

     "6.1 As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. The Fund acknowledges that PFPC may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

     6.2 The Fund acknowledges that the fees PFPC charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and Article 12. Modifying the allocation of risk from what is stated here would affect the fees that PFPC charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk."

5. Section 13.1 is amended by deleting the phrase "five (5)" and inserting the phrase "two (2)".

6. Section 13.5 is amended by replacing the phrase "Schedule C" in first sentence and the last sentence with the phrase "writing between the parties".

7. The notice information pertaining to the Fund contained in Article 18 of the Agreement is hereby amended to read as follows:

                      Forward Funds, Inc.
                      433 California Street
                      11/th/ Floor
                      San Francisco, CA 94104

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8.   Exhibit 1 - List of Portfolios is hereby deleted and replaced with the attached revised Exhibit 1.

9.   Schedule A of the Agreement is hereby amended to add the following new
Section 10:

     "10.  Retirement Plans.

     (a) In connection with the Individual Retirement Accounts, Simplified Employee Pension plans, Rollover Individual Retirement plans, Coverdell ESA's and ROTH Individual Retirement Accounts ("IRA Plans"), 403(b) Plans, Money Purchase, Profit Sharing plans and Single Participant "k" plans ("Qualified Plans") (collectively, the "Retirement Plans") within the meaning of Section 401, 403(b)(7) and 408 of the Internal Revenue Code of 1986, as amended (the "Code") sponsored by the Fund for which contributions of the Funds' shareholders (the "Participants") are invested solely in Shares of the Fund, PFPC shall provide the following administrative services:

     (i) Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

     (ii)  Record method of distribution requested and/or made;

     (iii) Receive and process designation of the beneficiary forms;

     (iv) Examine and process requests for direct transfers between custodians/trustees; specifically, when appropriate, provide for successor custodian acceptance, receive in assets and invest in accordance to shareholder instructions; or when appropriate, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

     (v) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099-R and 5498 and file with the IRS and provide to Participant/Beneficiary; and

     (vi)  Perform applicable federal withholding and send
           Participants/Beneficiaries an annual notice regarding required federal income tax withholding.

     (b) PFPC shall arrange for PFPC Trust Company to serve as custodian for the Fund's Retirement Plans.

     (c) With respect to the Retirement Plans, PFPC shall provide the Fund with the associated Plan documents for use by the Fund and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

10. Schedule B - Fee Schedule and Schedule C - Out-of-Pocket Expenses are hereby deleted from the Agreement in their entirety.

11. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

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FORWARD FUNDS, INC.                     PFPC INC.
                                        (f/k/a First Data Investor Services
                                        Group, Inc.)


By:      /s/ John P. McGowan            By:      /s/ James Pasman
    --------------------------------       -------------------------------------

Name:    John P. McGowan                Name:    James Pasman
      ------------------------------         -----------------------------------

Title:   Treasurer                      Title:   Senior Vice President
       -----------------------------          ----------------------------------


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                                    Exhibit 1

                               LIST OF PORTFOLIOS

                   Forward Hansberger International Growth Fund
                   Forward Hoover Small Cap Equity Fund
                   Forward Hoover Small Cap Equity Fund, Institutional Class Forward Hoover Mini-Cap Fund
                   Forward Uniplan Real Estate Investment Fund
                   Sierra Club Stock Fund
                   Sierra Club Balanced Fund
                   Sierra Club Fed Fund - Cash Reserve Shares


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